UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 19, 2016

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-5093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

(650) 577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 17, 2016, in a self-placed private placement transaction, VistaGen Therapeutics, Inc. (the “Company”) sold to an accredited investor Series B Preferred Units consisting of (i) an aggregate of 28,571 shares of the Company’s Series B 10% Convertible Preferred Stock and (ii) five-year warrants to purchase an aggregate of 28,571 shares of common stock, par value $0.001 per share (“Common Stock”) at an exercise price of $7.00 per share. The Company received cash proceeds of $200,000 from this sale of Series B Preferred Units, which proceeds will be used for general corporate purposes.

Between February 17, 2016 and February 19, 2016, the Company entered into Warrant Exchange Agreements (individually, the “Agreement” and collectively, the “Agreements”) with certain holders of outstanding warrants to purchase an aggregate of 173,648 shares of the Company’s Common Stock (the “Warrants”), pursuant to which the holders agreed to cancel the Warrants in exchange for an aggregate of 130,240 shares of unregistered Common Stock. A copy of the Agreement was attached to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2015 as Exhibit 10.1.

The shares of Common Stock issued pursuant to the Agreements, and the Series B Preferred Units were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) and/or 3(a)(9) thereof and Rule 506 of Regulation D thereunder. Each recipient of securities represented that it was an “accredited investor” as defined in Regulation D, and that it is not subject to the “Bad Actor” disqualifications described in Rule 506(d).

Following the transactions disclosed above, the Company currently has the following Common Stock and Common Stock equivalents outstanding:

Security Class	Common and Common Equivalent Shares Outstanding

Common Stock	2,402,646
Series A Convertible Preferred Stock; 500,000 shares issued and outstanding, convertible 1:1.5	750,000
Series B 10% Convertible Preferred Stock; 3,622,220 shares issued and outstanding, convertible 1:1	3,622,220
Series C Convertible Preferred Stock; 2,318,012 shares issued and outstanding, convertible 1:1	3,218,012

Total Common and Common Equivalent Shares Outstanding	9,092,878

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: February 24, 2016	By:	/s/ Shawn K. Singh
Shawn K. Singh
Chief Executive Officer